Exhibit 99.2

Tallgrass Energy GP Prices Public Offering of Class A Shares

Company Release - 11/17/2016 9:25 AM ET

LEAWOOD, Kan.—(BUSINESS WIRE)— Tallgrass Energy GP, LP (NYSE: TEGP) announced today the pricing of 9,000,000 Class A shares representing limited partner interests sold by funds affiliated with Kelso & Company and The Energy & Minerals Group (the “Selling Security Holders”) at $22.00 per share. The Selling Security Holders have granted the underwriters a 30-day option to purchase up to an additional 1,350,000 Class A shares. TEGP will not receive any proceeds from the sale of the Class A shares in the offering. The offering is expected to close on November 22, 2016, subject to customary closing conditions.

Goldman, Sachs & Co. is acting as the sole book-running manager for the offering. When available, copies of the preliminary prospectus supplement, prospectus supplement, and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from the underwriter of the offering as follows:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Attn: Prospectus Department

Email: prospectus-ny@ny.email.gs.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP’s incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

Forward-Looking Statements

This press release contains certain “forward-looking statements” that reflect the views and assumptions of TEGP’s management regarding future events. Statements that do not relate strictly to historical or current facts are forward-looking. These forward looking statements involve known and unknown risks, among others that our business plans may change as circumstances warrant and securities of TEGP may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contacts

Tallgrass Energy GP, LP

Investor and Financial Inquiries

Nate Lien, (913) 928-6012

investor.relations@tallgrassenergylp.com